Exhibit 99.1

295 Woodcliff Drive, Suite 202, Fairport, New York 14450

CONTACT:	Investors and Media: Felix Veksler

Senior Director, Investor Relations

ir@monro.com

FOR IMMEDIATE RELEASE

MONRO, INC. ANNOUNCES THIRD QUARTER FISCAL 2025 FINANCIAL RESULTS

•	Drove 500 Basis Point Sequential Improvement in Year-over-Year Comparable Store Sales Percentage Change from the Second Quarter of Fiscal 2025[1]

•	Returned to Year-over-Year Comparable Store Sales Growth in Fiscal December[1]

•	Generated Cash from Operating Activities of $103 Million for the First Nine Months of Fiscal 2025

•	Distributed Third Quarter Fiscal 2025 Cash Dividend of $.28 per Share

FAIRPORT, N.Y. – January 29, 2025 – Monro, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today announced financial results for its third quarter ended December 28, 2024.

Third Quarter Results

Sales for the third quarter of the fiscal year ending March 29, 2025 (“fiscal 2025”) decreased 3.7% to $305.8 million, as compared to $317.7 million for the third quarter of the fiscal year ended March 30, 2024 (“fiscal 2024”). Comparable store sales decreased 0.8%1, a 500 basis point improvement from a decrease of 5.8% in the second quarter of fiscal 2025. The third quarter of fiscal 2024 had 90 selling days compared to 89 selling days in the third quarter of fiscal 2025. Comparable store sales, unadjusted for days, decreased 1.9%. This compares to a decrease in comparable store sales of 6.1% in the prior year period.

Comparable store sales1, increased 30% for batteries, 13% for alignments and 6% for front end/shocks compared to the prior year period. Comparable store sales1, decreased 1% for tires, 2% for maintenance services and 6% for brakes compared to the prior year period. Please refer to the “Comparable Store Sales” section below for a discussion of how the Company defines comparable store sales.

[1]	Adjusted for one fewer selling day in the current year quarter due to a shift in the timing of the Christmas holiday from the fourth quarter in fiscal 2024 to the third quarter in fiscal 2025

Gross margin decreased 120 basis points compared to the prior year period, primarily resulting from higher material costs due to mix within tires and an increased level of self-funded promotions to attract value-oriented consumers into the Company’s stores, which was partially offset by lower technician labor costs as a percentage of sales.

Total operating expenses for the third quarter of fiscal 2025 were $94.8 million, or 31.0% of sales, as compared to $91.3 million, or 28.7% of sales in the prior year period. The increase on a dollar basis was principally due to higher store direct and departmental costs to support the Company’s stores.

Operating income for the third quarter of fiscal 2025 was $10.0 million, or 3.3% of sales, as compared to $21.4 million, or 6.7% of sales in the prior year period.

Interest expense was $4.2 million for the third quarter of fiscal 2025, as compared to $5.0 million for the third quarter of fiscal 2024, principally due to a decrease in weighted average debt.

Income tax expense in the third quarter of fiscal 2025 was $1.2 million, or an effective tax rate of 21.2%, compared to $4.2 million, or an effective tax rate of 25.8% in the prior year period. The year-over-year difference in effective tax rate is primarily due to state taxes, discrete tax impacts related to share-based awards and an audit settlement of certain prior year state income tax returns.

Net income for the third quarter of fiscal 2025 was $4.6 million, as compared to $12.2 million in the same period of the prior year. Diluted earnings per share for the third quarter of fiscal 2025 was $.15. This compares to $.38 in the third quarter of fiscal 2024. Adjusted diluted earnings per share, a non-GAAP measure, for the third quarter of fiscal 2025 was $.19. This compares to adjusted diluted earnings per share of $.39 in the third quarter of fiscal 2024. The Christmas holiday shift causing fewer selling days in the quarter negatively impacted both diluted earnings per share and adjusted diluted earnings per share by approximately $.05 in the third quarter of fiscal 2025. Please refer to the reconciliation of adjusted diluted earnings per share in the table below for details regarding excluded items in the third quarters of fiscal 2025 and 2024. Please refer to the “Non-GAAP Financial Measures” section below for a discussion of this non-GAAP measure.

During the third quarter of fiscal 2025, the Company closed 9 stores. Monro ended the quarter with 1,263 company-operated stores and 48 franchised locations.

“We drove a sequential improvement in our year-over-year comparable store sales percentage change from the second quarter and returned our business to year-over-year comparable store sales growth in the month of December, when adjusted for a shift in the timing of the Christmas holiday. Importantly, the year-over-year comparable store sales percentage change in both our tire dollar and unit sales improved sequentially from the second quarter and our tire category comped positive in the month of December, when adjusted for the holiday shift, with year-over-year growth in units in the quarter. Our ConfiDrive digital courtesy inspection process and our oil change offer allowed us to drive sequential improvement in our year-over-year service category comparable store sales percentage change from the second quarter. We drove year-over-year growth in both units and sales dollars for batteries, alignments and front/end shocks. Our preliminary fiscal January comparable store sales are down 1%, adjusted for one additional selling day in the month. This is driven by weakness in tire category sales that were impacted by extreme weather, which resulted in temporary store closures and lower store traffic, partially offset by strength in our service categories, including brakes. We believe the extreme weather in January will benefit us in the coming months”, said Mike Broderick, President and Chief Executive Officer.

Broderick continued, “With our commitment to sales and unit growth and improving our customer counts, we expect to leverage our initiatives to achieve our fourth quarter objectives.”

First Nine Months Results

For the current nine-month period:

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Sales decreased 6.9% to $900.3 million from $966.7 million in the same period of the prior year. Comparable store sales decreased 5.6%[1]. Comparable store sales, unadjusted for days, decreased 5.9%. This compares to a decrease of 2.7% in the prior year period.

-	Gross margin for the nine-month period was 35.6%, compared to 35.4% in the prior year period.

-	Operating income was 4.0% of sales, compared to 6.3% in the prior year period.

-	Net income for the first nine months of fiscal 2025 was $16.1 million, or $.52 per diluted share, as compared to $33.9 million, or $1.05 per diluted share, in the prior year period.

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Adjusted diluted earnings per share, a non-GAAP measure, in the first nine months of fiscal 2025 was $.57. This compares to adjusted diluted earnings per share of $1.11 in the first nine months of fiscal 2024. Please refer to the reconciliation of adjusted diluted earnings per share in the table below for details regarding excluded costs in the first nine months of fiscal 2025 and 2024. Please refer to the “Non-GAAP Financial Measures” section below for a discussion of this non-GAAP measure.

Strong Financial Position

During the first nine months of fiscal 2025, the Company generated operating cash flow of $103 million. As of December 28, 2024, the Company had total liquidity of $521 million.

Third Quarter Fiscal 2025 Cash Dividend

On December 17, 2024, the Company paid a cash dividend for the third quarter of fiscal 2025 of $.28 per share.

Company Expectations

Monro is not providing fiscal 2025 financial guidance at this time but will provide perspective on its expectations for the full year of fiscal 2025 during its earnings conference call.

Earnings Conference Call and Webcast

The Company will host a conference call and audio webcast on Wednesday, January 29, 2025 at 8:30 a.m. Eastern Time. The conference call may be accessed by dialing 1-833-470-1428 and using the required access code of 875581. A replay will be available approximately two hours after the recording through Wednesday, February 12, 2025 and can be accessed by dialing 1-866-813-9403 and using the required access code of 872796. A replay can also be accessed via audio webcast at the Investors section of the Company’s website, located at corporate.monro.com/investors.

About Monro, Inc.

Monro, Inc. (NASDAQ: MNRO) is one of the nation’s leading automotive service and tire providers, delivering best-in-class auto care to communities across the country, from oil changes, tires and parts installation, to the most complex vehicle repairs. With a growing market share and a focus on sustainable growth, the Company generated almost $1.3 billion in sales in fiscal 2024 and continues to expand its national presence through strategic acquisitions and the opening of newly constructed stores. Across more than 1,250 stores and 8,500 service bays nationwide, Monro brings customers the professionalism and high-quality service they expect from a national retailer, with the convenience and trust of a neighborhood garage. Monro’s highly trained teammates and certified technicians bring together hands-on experience and state-of-the-art technology to diagnose and address automotive needs every day to get customers back on the road safely. For more information, please visit corporate.monro.com.

Cautionary Note Regarding Forward-Looking Statements

The statements contained in this press release that are not historical facts may contain statements of future expectations and other forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by such words and phrases as “expect,” “estimate,” “may,” “anticipate,” “believe,” “focus,” “will,” and other similar words or phrases. Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed. These factors include, but are not necessarily limited to product demand, advances in automotive technologies including adoption of electric vehicle technology, our dependence on third parties for certain inventory, dependence on and competition within the primary markets in which the Company’s stores are located, the effect of general business or economic and geopolitical conditions on the Company’s business, including consumer spending levels, inflation, and unemployment, seasonality, our ability to service our debt obligations and comply with the terms of our credit agreement, changes in the U.S. trade environment, including the impact of tariffs on products imported from China, the impact of competitive services and pricing, product development, parts supply restraints or difficulties, the impact of weather trends and natural disasters, industry regulation, risks relating to leverage and debt service (including sensitivity to fluctuations in interest rates), continued availability of capital resources and financing, risks relating to protection of customer and employee personal data, risks relating to litigation, risks relating to integration of acquired businesses and other factors set forth elsewhere herein and in the Company’s Securities and Exchange Commission filings, including the Company’s annual report on Form 10-K for the fiscal year ended March 30, 2024. Except as required by law, the Company does not undertake and specifically disclaims any obligation to update any forward-looking statement to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Non-GAAP Financial Measures

In addition to reporting diluted earnings per share (“EPS”), which is a generally accepted accounting principles (“GAAP”) measure, this press release includes adjusted diluted EPS, which is a non- GAAP financial measure. The Company has included a reconciliation from adjusted diluted EPS to its most directly comparable GAAP measure, diluted EPS. Management views this non-GAAP financial measure as a way to better assess comparability between periods because management believes the non-GAAP financial measure shows the Company’s core business operations while excluding certain non-recurring items such as costs related to shareholder matters from the Company’s equity capital structure recapitalization, transition costs related to the Company’s back-office optimization, store impairment charges, litigation reserve, net loss on the sale of the Company’s wholesale and tire distribution assets, net gain on sale of the Company’s corporate headquarters, and items related to store closings.

This non-GAAP financial measure is not intended to represent, and should not be considered more meaningful than, or as an alternative to, its most directly comparable GAAP measure. This non-GAAP financial measure may be different from similarly titled non-GAAP financial measures used by other companies.

Comparable Store Sales

The Company defines comparable store sales as sales for locations that have been opened or owned at least one full fiscal year. The Company believes this period is generally required for new store sales levels to begin to normalize. Management uses comparable store sales to assess the operating performance of the Company’s stores and believes the metric is useful to investors because the Company’s overall results are dependent upon the results of its stores.

Source: Monro, Inc.

MNRO-Fin

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MONRO, INC.

Financial Highlights

(Unaudited)

(Dollars and share counts in thousands)

	Quarter Ended Fiscal December
	2024	2023	% Change
Sales	$305,769	$317,653	(3.7)%
Cost of sales, including occupancy costs	200,966	204,976	(2.0)%

Gross profit	104,803	112,677	(7.0)%
Operating, selling, general and administrative expenses	94,840	91,294	3.9%

Operating income	9,963	21,383	(53.4)%
Interest expense, net	4,246	5,043	(15.8)%
Other income, net	(101)	(62)	62.9%

Income before income taxes	5,818	16,402	(64.5)%
Provision for income taxes	1,235	4,232	(70.8)%

Net income	$4,583	$12,170	(62.3)%

Diluted earnings per share	$0.15	$0.38	(60.5)%

Weighted average number of diluted shares outstanding	31,273	32,188
Number of stores open (at end of quarter)	1,263	1,296

MONRO, INC.

Financial Highlights

(Unaudited)

(Dollars and share counts in thousands)

	Nine Months Ended Fiscal December
	2024	2023	% Change
Sales	$900,342	$966,712	(6.9)%
Cost of sales, including occupancy costs	579,976	624,666	(7.2)%

Gross profit	320,366	342,046	(6.3)%
Operating, selling, general and administrative expenses	283,954	280,959	1.1%

Operating income	36,412	61,087	(40.4)%
Interest expense, net	14,526	15,052	(3.5)%
Other income, net	(303)	(153)	98.0%

Income before income taxes	22,189	46,188	(52.0)%
Provision for income taxes	6,096	12,317	(50.5)%

Net income	$16,093	$33,871	(52.5)%

Diluted earnings per share	$0.52	$1.05	(50.5)%

Weighted average number of diluted shares outstanding	31,221	32,142

MONRO, INC.

Financial Highlights

(Unaudited)

(Dollars in thousands)

	December 28, 2024	March 30, 2024
Assets
Cash and equivalents	$10,161	$6,561
Inventory	176,544	154,085
Other current assets	86,967	92,643

Total current assets	273,672	253,289
Property and equipment, net	268,593	280,154
Finance lease and financing obligation assets, net	172,822	180,803
Operating lease assets, net	190,074	202,718
Other non-current assets	764,768	775,850

Total assets	$1,669,929	$1,692,814

Liabilities and Shareholders’ Equity
Current liabilities	$507,713	$455,156
Long-term debt	59,250	102,000
Long-term finance leases and financing obligations	232,706	249,484
Long-term operating lease liabilities	168,070	181,852
Other long-term liabilities	53,267	47,547

Total liabilities	1,021,006	1,036,039
Total shareholders’ equity	648,923	656,775

Total liabilities and shareholders’ equity	$1,669,929	$1,692,814

MONRO, INC.

Reconciliation of Adjusted Diluted Earnings Per Share (EPS)

(Unaudited)

	Quarter Ended Fiscal
	December
	2024	2023
Diluted EPS	$0.15	$0.38
Net loss on sale of wholesale tire and distribution assets (a)	—	0.01
Transition costs related to back-office optimization	0.01	0.00
Store closing costs	0.01	(0.00)
Litigation reserve	0.01	—
Costs related to shareholder matters	—	0.00
Net gain on sale of corporate headquarters (b)	0.00	0.00

Adjusted Diluted EPS	$0.19	$0.39

Note: Amounts may not foot due to rounding.

Supplemental Reconciliation of Adjusted Net Income

(Unaudited)

(Dollars in Thousands)

	Quarter Ended Fiscal December
	2024	2023
Net Income	$4,583	$12,170
Net loss on sale of wholesale tire and distribution assets (a)	—	304
Transition costs related to back-office optimization	527	58
Store closing costs	437	(30)
Litigation reserve	650	—
Costs related to shareholder matters	—	80
Net gain on sale of corporate headquarters (b)	73	95
Provision for income taxes on pre-tax adjustments (c)	(479)	(131)

Adjusted Net Income	$5,791	$12,546

MONRO, INC.

Reconciliation of Adjusted Diluted Earnings Per Share (EPS)

(Unaudited)

	Nine Months Ended
	Fiscal December
	2024	2023
Diluted EPS	$0.52	$1.05
Store impairment charges	0.04	—
Net loss on sale of wholesale tire and distribution assets (a)	—	0.01
Transition costs related to back-office optimization	0.04	0.01
Store closing costs	0.03	(0.00)
Litigation reserve	0.01	—
Costs related to shareholder matters	—	0.03
Acquisition due diligence and integration costs	—	0.00
Net gain on sale of corporate headquarters (b)	(0.06)	0.00

Adjusted Diluted EPS	$0.57	$1.11

Note: Amounts may not foot due to rounding.

Supplemental Reconciliation of Adjusted Net Income

(Unaudited)

(Dollars in Thousands)

	Nine Months Ended Fiscal December
	2024	2023
Net Income	$16,093	$33,871
Store impairment charges	1,551	—
Net loss on sale of wholesale tire and distribution assets (a)	—	304
Transition costs related to back-office optimization	1,677	699
Store closing costs	1,149	(26)
Litigation reserve	650	—
Costs related to shareholder matters	—	1,355
Acquisition due diligence and integration costs	—	5
Net gain on sale of corporate headquarters (b)	(2,566)	155
Provision for income taxes on pre-tax adjustments (c)	(689)	(637)

Adjusted Net Income	$17,865	$35,726

a)	Amounts include a loss on subsequent inventory adjustments on prior year sale of wholesale tire and distribution assets.

b)	Amounts include gain on sale of Corporate headquarters building, net of closing and relocation costs.
c)

The Company determined the Provision for income taxes on pre-tax adjustments by calculating the Company’s estimated annual effective tax rate on pre-tax income before giving effect to any discrete tax items and applying it to the pre-tax adjustments.